MUNIYIELD PENNSYLVANIA INSURED FUND

FILE # 811-7136

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/12/01	Commonwealth of Puerto Rico Pub IMPT 5.5% 07/01/17	$1,292,960,000	$15,000,000	Paine Webber
4/25/02	Philadelphia PA Redev Auth 5.5% 4/15/22	$142,645,000	$1,750,000	Paine Webber
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